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Exhibit 99.1

                                   PPOL, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED MARCH 31, 2009, 2008 AND 2007


                                    CONTENTS
                                    --------

                                                                            PAGE
                                                                            ----

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CONSOLIDATED FINANCIAL STATEMENTS:
   Consolidated Balance Sheets                                               1
   Consolidated Statements of Operations and Comprehensive (Loss) Income     2
   Consolidated Statements of Shareholders' Equity (Deficit)                 3
   Consolidated Statements of Cash Flows                                     4
   Notes to Consolidated Financial Statements                                5




                                                   PPOL, INC.

                                           CONSOLIDATED BALANCE SHEETS


                                    ASSETS                                  MARCH 31, 2009       MARCH 31, 2008
                                                                            ---------------      ---------------

CURRENT ASSETS:
   Cash and cash equivalents .............................................     $  2,080,999      $  2,559,039
   Trade accounts receivable, net of doubtful account allowance of 0 and 0           11,254           195,783
   Inventories ...........................................................                            306,418
   Deferred costs, current ...............................................                          2,643,227
   Prepaid expenses and other current assets .............................          212,550           275,269
                                                                               ------------      ------------

       TOTAL CURRENT ASSETS ..............................................        2,304,803         5,979,736

RESTRICTED CASH ..........................................................       18,435,213        22,554,129
PROPERTY AND EQUIPMENT, NET ..............................................           10,250           205,385
SOFTWARE, NET ............................................................               --         2,016,983
DEFERRED COSTS, NON-CURRENT ..............................................               --                --
GUARANTEED DEPOSITS ......................................................               --         1,056,537
OTHER ASSETS .............................................................          186,183           116,763
                                                                               ------------      ------------

    TOTAL ASSETS .........................................................     $ 20,936,449      $ 31,929,533
                                                                               ============      ============

               LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
   Accounts payable ......................................................          502,407      $  1,463,296
   Advances received .....................................................               --             2,245
   Deferred revenue, current .............................................        2,375,904         6,211,985
   Income taxes payable ..................................................               --            10,006
   Other current liabilities .............................................          100,518           295,252
                                                                               ------------      ------------

     TOTAL CURRENT LIABILITIES ...........................................        2,978,829         7,982,784
                                                                               ------------      ------------

ADVANCES RECEIVED, CUBE ..................................................       18,435,213        22,554,129
DEFERRED REVENUE, NON-CURRENT ............................................               --                --
                                                                               ------------      ------------

       TOTAL LIABILITIES .................................................       21,414,042        30,536,913
                                                                               ------------      ------------

COMMITMENTS & CONTINGENCIES (NOTE 14)

SHAREHOLDERS' DEFICIT:
Common stock; $0.001 par value; 100,000,000 shares authorized; 205,146 and
  205,428 shares issued and outstanding as of
  March 31, 2009 and 2008, respectively ..................................              205               205
Additional paid-in capital ...............................................       14,506,867        14,506,867
Total other comprehensive income .........................................        2,971,530         2,329,643
Accumulated deficit ......................................................      (17,956,195)      (15,444,095)
                                                                               ------------      ------------

     TOTAL SHAREHOLDERS' EQUITY (DEFICIT) ................................         (477,593)        1,392,620
                                                                               ------------      ------------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
                                                                               $ 20,936,449      $ 31,929,533
                                                                               ============      ============

             The notes are an integral part of these consolidated financial statements.


                                                 1


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                                                          PPOL, INC.

                             CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME


                                                                   YEAR ENDED            YEAR ENDED             YEAR ENDED
                                                                 MARCH 31, 2009        MARCH 31, 2008         MARCH 31, 2007
                                                                ----------------      ----------------       ----------------
NET REVENUE
   Product sales ..........................................       $   6,787,643         $  32,403,683         $   52,974,307
   Service fee income .....................................           4,499,777             9,081,566             15,618,601
                                                                  -------------         -------------         --------------

         Total revenues ...................................          11,287,420            41,485,249             68,592,908
                                                                  -------------         -------------         --------------

COSTS AND EXPENSES
   Cost of sales - Products ...............................           2,295,217             8,693,733             13,271,275
   Cost of sales - Services ...............................           3,996,756             5,298,908              9,126,758
   Distributor incentives .................................           1,610,904            17,194,736             30,376,719
   Selling, general and administrative expenses ...........           5,192,540             7,760,301              9,185,140
                                                                  -------------         -------------         --------------

          Total costs and expenses ........................          13,095,417            38,947,678             61,959,892
                                                                  -------------         -------------         --------------

OPERATING INCOME ..........................................          (1,807,997)            2,537,571              6,633,016
                                                                  -------------         -------------         --------------

OTHER INCOME (EXPENSE):
   Interest income (expense) ..............................                                       234                    372
   Others, net ............................................              50,757                32,412                229,140
                                                                  -------------         -------------         --------------

         Total other income, net ..........................              50,757                32,646                229,512
                                                                  -------------         -------------         --------------

INCOME BEFORE INCOME TAXES. ..... .........................          (1,858,754)            2,570,217              6,862,528
                                                                  -------------         -------------         --------------

INCOME TAX EXPENSE:
   Current ................................................               4,567                 5,135                208,585
   Deferred ...............................................             648,779                50,257             10,496,954
                                                                  -------------         -------------         --------------

          Total income tax expense ........................             653,346                55,392             10,705,539
                                                                  -------------         -------------         --------------

NET INCOME (LOSS) ........................................           (2,512,100)            2,514,825             (3,843,011)
                                                                  -------------         -------------         --------------

OTHER COMPREHENSIVE (LOSS) INCOME:
   Foreign currency translation ...........................             641,887               294,271                (35,736)
                                                                  -------------         -------------         --------------

COMPREHENSIVE INCOME (LOSS)  ..............................     $    (1,870,213)       $    2,809,096         $   (3,878,747)
                                                                ===============        ==============         ==============

NET EARNINGS (LOSS) PER COMMON SHARE:
   Basic ..................................................     $        (12.25)       $        12.26         $       (18.71)
                                                                ===============        ==============         ==============
   Diluted ................................................     $        (12.25)       $        12.26         $       (18.71)
                                                                ===============        ==============         ==============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
   Basic ..................................................             205,146               205,146                205,428
                                                                ===============        ==============         ==============
   Diluted ................................................             205,146               205,146                205,428
                                                                ===============        ==============         ==============


                                            The notes are an integral part of these
                                              consolidated financial statements.


                                                               2


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                                                             PPOL, INC.

                                      CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)


                                                                                ACCUMULATED                          TOTAL
                                       COMMON STOCK            ADDITIONAL         OTHER                           SHAREHOLDERS'
                                                                PAID-IN       COMPREHENSIVE      ACCUMULATED        EQUITY
                                 SHARES           AMOUNT        CAPITAL         (LOSS)GAIN         DEFICIT         (DEFICIT)
                              -----------      -----------     -----------      -----------      -----------      -----------


Balance, March 31, 2006 ...       205,428              205      14,522,136        2,071,108      (14,115,909)       2,477,540

Foreign currency
   translation adjustment              --               --              --          (35,736)              --          (35,736)

Net loss ..................            --               --              --               --       (3,843,011)      (3,843,011)
                              -----------      -----------     -----------      -----------      -----------      -----------

Balance, March 31, 2007....       205,428              205      14,522,136        2,035,372      (17,958,920)      (1,401,207)

Fractional share buyback             (282)              --         (15,269)              --               --          (15,269)

Foreign currency
   translation adjustment              --               --              --          294,271               --          294,271

Net income ................            --               --              --               --        2,514,825        2,514,825
                              -----------      -----------     -----------      -----------      -----------      -----------

Balance, March 31, 2008 ..        205,146              205      14,506,867        2,329,643      (15,444,095)       1,392,620
Foreign currency
   translation adjustment              --               --              --          641,887               --          641,887

Net loss ..................            --               --              --               --       (2,512,100)      (2,512,100)
                              -----------      -----------     -----------      -----------      -----------      -----------

Balance, March 31, 2009 ..        205,146              205      14,506,867        2,971,530      (17,956,195)        (477,593)
                              ===========      ===========     ===========      ===========      ===========      ===========


                                            The notes are an integral part of these
                                              consolidated financial statements.


                                                               3




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                                                      PPOL, INC.

                                         CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED        YEAR ENDED        YEAR ENDED
                                                                    MARCH 31, 2009    MARCH 31, 2008    MARCH 31, 2007
                                                                    --------------    --------------   ---------------
CASH FLOWS - OPERATING ACTIVITIES:
   Net income (loss) ..........................................     $ (2,512,100)     $  2,514,825      $ (3,843,011)

ADJUSTMENTS TO RECONCILE NET LOSS TO CASH (USED FOR)
   PROVIDED BY OPERATING ACTIVITIES:
     Depreciation and amortization ............................          132,403         1,908,878         2,588,159
     Loss on sales/disposal of property, equipment and ........        1,858,968            26,521           118,569
       software
     Loss on devaluation of other assets ......................          139,271               525                --
     Deferred income taxes ....................................           50,257            50,257        10,496,954
   (INCREASE) DECREASE IN ASSETS:
     Restricted cash ..........................................        4,118,916        (2,047,556)          562,461
     Trade accounts receivables ...............................          184,529            57,596           134,201
     Inventories ..............................................          306,418           (27,130)        1,870,237
     Advance payments .........................................               --                --                --
     Deferred costs ...........................................        2,643,227        21,699,922        38,893,197
     Prepaid expenses and other current assets ................           62,719            95,742           852,097
   INCREASE (DECREASE) IN LIABILITIES:
     Accounts payable, including related parties ..............         (960,889)         (475,826)       (2,123,471)
     Advances received ........................................           (2,245)           (4,782)          (35,118)
     Advances received--Cube ..................................       (4,118,916)        2,047,556          (562,461)
     Deferred revenue .........................................       (3,836,081)      (28,260,711)      (50,228,006)
     Income taxes payable .....................................          (10,006)            7,547           (29,120)
     Other current liabilities ................................         (194,734)         (342,828)         (165,608)
                                                                    ------------      ------------      ------------
CASH USED FOR OPERATING ACTIVITIES ............................       (2,138,263)       (2,749,464)       (1,470,920)
                                                                    ------------      ------------      ------------

CASH FLOWS - INVESTING ACTIVITIES:
   Proceeds from sale of property, equipment and software .....          229,442                --            52,166
   Purchase of property, equipment and software ...............               --          (151,652)          (54,430)
   Net decrease in deposits and other assets ..................          840,079            20,169           347,675
                                                                    ------------      ------------      ------------
CASH (USED FOR) PROVIDED BY INVESTING ACTIVITIES ..............        1,069,521          (131,483)          345,411
                                                                    ------------      ------------      ------------

CASH FLOWS - FINANCING ACTIVITIES:
   Buyback of fractional shares ...............................               --           (15,269)               --
   Return of Capital ..........................................               --                --                --
   Loans repaid ...............................................               --                --                --
   Proceeds from stock issuance ...............................               --                --                --
                                                                    ------------      ------------      ------------
CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES ..............               --           (15,269)               --
                                                                    ------------      ------------      ------------

EFFECTS OF EXCHANGE RATE ......................................          590,702           (19,292)          (16,821)
                                                                    ------------      ------------      ------------
NET DECREASE IN CASH AND CASH EQUIVALENTS .....................         (478,040)       (2,915,508)       (1,142,330)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ..................        2,559,039         5,474,547         6,616,877
                                                                    ------------      ------------      ------------
CASH AND CASH EQUIVALENTS OF CONTINUING OPERATIONS, END OF YEAR     $  2,080,999      $  2,559,039      $  5,474,547
                                                                    ============      ============      ============
SUPPLEMENTAL CASH FLOW INFORMATION:
   Interest paid ..............................................     $         --      $         --      $         --
                                                                    ============      ============      ============

   Income taxes paid ..........................................     $     17,682      $     10,657      $     44,254
                                                                    ============      ============      ============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
(See Note 8 - Green Capital)


                                 The notes are an integral part of these consolidated
                                                financial statements.

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                                   PPOL, INC.

                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     ORGANIZATION:

         PPOL, Inc. ("PPOL" or the "Company" or "we") (Formerly Diversified Strategies, Inc.), incorporated on May 19, 1993 in California, is primarily engaged in sales of multi-functional telecommunications equipment called SF-70 and U-Phone. The Company distributes SF-70 and U-Phone throughout Japan through a direct marketing system from January 1, 2007. and a network marketing system, previously. The Company has a network of registered distributors located throughout Japan that introduce purchasers to the Company. The Company operates in one operating segment. Using SF-70 and U-Phone, the Company provides original telecommunication services called "UU Online," including SF-70 and U-Phone bulletin board and mail services. The Company also provides various other on-line services through UU Online such as sales of products and services.

     PRINCIPLES OF CONSOLIDATION:

         The consolidated financial statements include the accounts of PPOL, Inc., and its wholly owned subsidiaries, AJOL Co., Ltd. ("AJOL"), and K.K. U-Service ("USC"), which are both Japanese corporations. USC was merged into AJOL on December 28, 2005. See Note 8 for additional information on USC. All significant intercompany balances and transactions have been eliminated upon consolidation.

     VARIABLE INTEREST ENTITIES:

         PPOL has adopted Financial Accounting Standards Board Interpretation No. 46(R) "Consolidation of Variable Interest Entities (revised December 2003) - an Interpretation of ARB No. 51" ("FIN46(R)" for the year ended March 31, 2004. The company has hired outside consultants to assist the management in determining whether the company must consolidate variable interest entities ("VIE") if it has been deemed the primary beneficiary of such entities. During the years ended March 31, 2009, 2008 and 2007, the management has concluded that the company is not the primary beneficiary of any VIEs.

     BASIS OF PRESENTATION:

         The Company's present and past subsidiaries in Japan have all maintained their records and prepared their financial statements in accordance with accounting principles generally accepted in Japan. Certain adjustments and reclassifications have been incorporated in the accompanying consolidated financial statements to conform to accounting principles generally accepted in the United States of America ("US GAAP"). These adjustments were not recorded in the statutory books of account. The principal adjustments relate to accounting for: (1) revenue and related cost adjustments, (2) compensated absences, and (3) deferred assets and liabilities. The accounts of PPOL, on a stand alone basis, are maintained in accordance with US GAAP.

     RECLASSIFICATIONS:

         Certain reclassifications have been made to the prior period consolidated financial statements in order to conform to the current period presentation.

         During the fourth quarter of 2008, PPOL reclassified the presentation of revenues and related cost of sales to Product sales and Service fee income as line items in the consolidated statements of operations. Product sales include revenues we derive from the sale of tangible products, net of discounts, returns, and allowances, while Service fee income represents revenues from services the Company has performed. This reclassification conforms with requirements of SEC's Regulation S-X Rule 5-03(b)(1) and (2). Previously our revenues were classified as Product Sales and Network Services and Other-Online Products as line items in the consolidated statements of operations. Both line items in each previous classification include both sales of tangible products and revenues from services. These reclassifications did not have any effect on previously reported net income, shareholders' deficit or loss per share.

     TRANSLATION OF FOREIGN CURRENCY:

         Our subsidiaries' functional currency is the Japanese Yen and PPOL's reporting currency is the United States Dollar. The Company translates the foreign currency financial statements in accordance with the requirements of Statement of Financial Accounting Standards ("SFAS") No. 52," Foreign Currency Translation." Assets and liabilities are translated at the exchange rate as of the respective balance sheet dates and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a separate component in shareholders' equity (deficit). Foreign currency transaction gains and losses are included in determining comprehensive income (loss).

     USE OF ESTIMATES:

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. The most significant accounting estimates inherent in the preparation of the Company's financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources, primarily deferred costs and deferred revenue balances, valuation allowance for deferred tax assets and allowance for obsolete inventory.

     CASH AND CASH EQUIVALENTS:

         Cash and cash equivalents include all highly liquid investments, generally with original maturities of three months or less, that are readily convertible to known amounts of cash and are so near maturity that they present insignificant risk of changes in value because of changes in interest rates.

     TRADE ACCOUNTS RECEIVABLE:

         We record trade accounts receivable at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts to reflect any loss anticipated on the trade accounts receivable balances and charged to the provision for doubtful accounts. We calculate this allowance based on our history of write-offs, level of past due-accounts based on the contractual terms of the receivables, and our relationships with and economic status of our customers. At March 31, 2009 and 2008, no allowance for doubtful accounts was necessary.

     FINANCIAL INSTRUMENTS:

         The carrying amounts of the Company's financial instruments, which include cash and cash equivalents, trade accounts receivable, accounts payable, and advance payments approximate their fair values as of March 31, 2009 and 2008 due to the short maturity of these instruments.

     INVENTORIES:

         Inventories, consisting of purchased merchandise for resale, are valued at the lower of cost (which is determined by the weighted average method) or market, including provisions for obsolescence. Inventories are shown net of an allowance for obsolescence of $0 and $0, as of March
          31, 2009 and 2008, respectively.

     PROPERTY AND EQUIPMENT:

         Property and equipment are stated at cost. Depreciation is computed using the straight line and declining-balance methods at rates based on the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of their estimated useful lives or intended lease term, including renewal options, and range from 3 to 15 years. Maintenance and repairs, including minor renewals and betterments, are expensed as incurred.

     RESTRICTED CASH AND ADVANCES RECEIVED - CUBE:

         AJOL had collected advance payments from distributors. Upon receiving orders from these distributors for goods or services, the distributor's account would be charged. During the fiscal year ended March 31, 2007, all such funds were turned over to U-Service Friendship Association's ("USFA") predecessor, U-Service Mutual Benefit Association (UMBA), formerly known as Kamome Mutual Benefit Association and also referred to as Kamome Benefit Club, an unrelated membership entity, to administer the advance payments and orders from distributors which were maintained through a system known as "Cube." The effect of this transaction reduced Cash and Advances Received (a liability) and simultaneously increased Restricted Cash and Advances Received - Cube (a liability)dollar for dollar. Advance Payments, which increase Restricted Cash and Advances Received - Cube, and orders, which decrease Restricted Cash and Advances Received - Cube, from distributors are received by the USFA and not AJOL. A portion of Advances Received are still under a liability to AJOL as those advances (classified as restricted cash) were made under agreements directly with AJOL and not with UMBA or USFA. We reviewed the requirements of FIN46(R) and have determined UMBA and USFA are not required to be consolidated.

     STOCK-BASED COMPENSATION:

         The Company adopted SFAS No. 123R, "Share-Based Payments" on April 1, 2008. We adopted the Modified Prospective Method in which compensation cost is recognized beginning with the effective date of adoption (a) based on the requirements of SFAS No. 123(R) for all share-based payments granted after the effective date of adoption and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of adoption that remain unvested on the date of adoption.

         Previously, PPOL had accounted for its employee stock-based compensation plans using an intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations. Under APB 25, because the exercise price of the Company's employee stock options equaled or exceeded the market price of the underlying stock on the date of grant, no compensation expense was recognized. Thus, the Company utilized only the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," that applied to APB 25 and related interpretations in accounting for its Stock Option Plan and did not recognize compensation expense for its Stock Option Plan other than for restricted stock and options issued to outside third parties.

         The Company uses the Black-Scholes option valuation model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of employee stock options.

         Pro forma information using the Black-Scholes method at the date of grant was based on the following assumptions: average risk free interest rate of 4.35% for 2006; dividend yield of 0.0% for 2006; average volatility factor of the expected market price of the Company's common stock of 262% for 2006; and an expected life of the options of 10 years for 2006.

         No options were granted in Fiscal 2009 and 2008 and all previously granted options were fully vested prior to Fiscal 2007.

         Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net loss and loss per share would have been reduced to the pro forma amounts indicated below for the year ended March 31, 2006:


Net income (loss) as reported (in thousands $)                    (2,387)
 Stock compensation calculated under APB25 (in thousands $)           --
Stock compensation calculated under SFAS 123 (in thousands $)     (1,041)
                                                                  ------
Pro forma (in thousands $)                                        (3,428)
Basic earnings per share as reported                              (11.86)
Pro forma                                                         (17.03)
Diluted earnings per share as reported                            (11.86)
Pro forma                                                         (17.03)



     COMPUTER SOFTWARE:

         The Company follows the guidance in Statement of Position ("SOP") 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires that entities capitalize certain internal-use software costs once certain criteria are met. Under SOP 98-1, overhead, general and administrative and training costs are not capitalized. Capitalized software costs are being amortized on a straight-line basis principally over 5 years. The Company reviews the carrying value of Computer Software on a quarterly basis or whenever events and circumstances indicate that the carrying value of an asset may not be recoverable.

     ADVANCES RECEIVED:

         Advances received represent the balance of customer receipts prior to shipment. Upon shipment, the balances transfer to deferred revenue where it then is amortized into revenue in accordance with the Company's revenue recognition policy.

     IMPAIRMENT OF LONG-LIVED ASSETS:

         The Company accounts for the impairment of long-lived assets in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The statement provides a single accounting model for the disposal of long-lived assets. New criteria must be met to classify the asset as an asset held-for-sale.


         On March 8, 2007, the Company filed a Current Report on Form 8-K under item 8.01, Other Events which reported the approval by written consents of the holders of a majority of the outstanding shares of common stock of the Company on that day, among other resolutions by the Board of Directors, the Spin-Off of AJOL from the Company. SFAS No. 144 requires us to an recognize an impairment loss, if any, when the asset is disposed of, if the carrying amount of the asset (disposal group) exceeds its fair value in addition to any impairment losses required to be recognized while the asset is classified as held and used. The Company has determined that the carrying amount of the asset is below the fair market value of assets to be disposed of.

     REVENUE RECOGNITION:

         Revenue from SF-70 and U-Phone product sales made prior to December 31, 2005, was recognized over the weighted average customer relationship period of three years.

         The revenue and associated costs deferred for revenue recognition purposes are recorded as deferred revenue and deferred costs, respectively. Deferred costs are comprised of costs of the SF-70 and U-Phone hardware and distributors incentive commissions. Deferred costs are directly related to deferred revenues. Deferred costs are amortized into income over the weighted average customer relationship period of three years or the online subscription period of one year, as applicable.

         Revenue from sales of annual online subscription services to UU Online is recognized over one year. Revenue from SF-70 and U-Phone product sales made after December 31, 2005, is recognized upon delivery of the product. This change is attributable to the elimination of revenue arrangements with multiple deliverables. Previously, a purchaser was required to purchase the SF-70 and U-Phones with online subscription services to UU-Online. After December 31, 2005, this requirement was eliminated. A customer can now elect to not purchase any Online subscriptions or purchase them in one month increments.

         Revenue from other on-line services provided through UU Online Services is recognized upon the delivery of underlying products, including U-Brand products, or services. We also generate commissions from ticket sales to tours, events and concerts which our UU Online subscribers can purchase through the UU Online network.

     SEGMENT INFORMATION:

         The Company currently operates in one segment. Sales of the SF-70 and U-Phone product, sales of the UU Online Services that represents sales of online subscriptions services which enables access to the Company's facsimile based network and database, and sales of the granting of a distributor license are considered as one segment as each of the Company's products and services are dependent upon one another. UU Online Services are not useable without the SF-70 and U-Phone hardware. The most advantageous use of SF-70 and U-Phone hardware's functions are through the use of UU Online Services although not required. Because of the interdependencies, the Company is considered to operate in one segment.

     RESEARCH AND DEVELOPMENT EXPENSE:

         Research and development costs are charged to expense when incurred. They are a component of selling, general and administrative expenses. Research and development expenses for the years ended March 31, 2009, 2008, and 2007 were $0, $0 and $0, respectively.

     SHIPPING AND HANDLING COSTS:

         Shipping and handling costs are included in selling, general and administrative expenses. The amount of shipping and handling costs for the fiscal years ended March 31, 2009, 2008, and 2007 was $453,157, $410,134, and 474,569, respectively.

     INCOME TAXES:

         Income taxes are provided based on the asset and liability method of accounting pursuant to SFAS No. 109, "Accounting for Income Taxes". Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at year-end. These deferred taxes are measured by applying currently enacted tax laws.

         Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

         Income taxes on the impact of foreign currency translation is not provided for as earnings from AJOL, our subsidiary in Japan, is considered to be indefinitely reinvested.

     COMPREHENSIVE INCOME:

         SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income (loss) and its components in the consolidated financial statements. Other comprehensive income (loss), and accumulated other comprehensive income, (loss), for the Company for the years ended March 31, 2009, 2008 and 2007 was primarily from the effects of foreign currency translation adjustments.

     EARNINGS PER SHARE:

         The Company reports both basic earnings (loss) per share, which is based on the weighted average number of common shares outstanding and diluted net income (loss) per share, which is based on the weighted average number of common shares outstanding and dilutive potential common shares.

         Stock options to purchase approximately 13,000 shares of common stock during fiscal 2009, 2008 and 2007, respectively, were outstanding but not included in the computation of diluted earnings per common share because the effect on dilutive earnings (loss) per common share would have been anti-dilutive.

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

         INCOME TAXES

         In June 2007, the FASB issued an interpretation of SFAS No. 109, Accounting for Income Taxes ("FIN 48"). The interpretation prescribes a consistent recognition threshold and measurement attribute, as well as criteria for subsequently recognizing, derecognizing and measuring such tax positions for financial statement purposes. The interpretation also requires expanded disclosure with respect to the uncertainty in income taxes. We adopted FIN 48 commencing on April 1, 2008 for PPOL. The adoption of this statement did not have a material impact on the Company's financial position or results of operations.

                  ACCOUNTING CHANGES AND ERROR CORRECTIONS

         In June 2007, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections ("SFAS 154"), which changed the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This Statement carries forward without change the guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements, change in accounting estimate, and justification of a change in accounting principle on the basis of preferability. We adopted SFAS 154 in fiscal 2008. There was no impact on our consolidated financial statements from the adoption of SFAS 154.

         EFFECTS OF PRIOR YEAR MISSTATEMENTS

         In September 2007, the Securities and Exchange Commission ("the Commission") issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" ("SAB 108"), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment.

         SAB 108 became effective as of the end of our fiscal year ended March 31, 2008, allowing a one-time transitional cumulative effect adjustment to beginning retained earnings as of April 1, 2007, for errors that were not previously deemed material, but are material under the guidance in SAB 108. The adoption of SAB 108 did not have a material impact on our consolidated financial statements.

         BUSINESS COMBINATIONS

         In December 2008, the FASB issued SFAS No. 141 (revised 2008), Business Combinations ("SFAS 141R"), which changes how business combinations are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS 141R is effective April 1, 2009, for PPOL and will be applied prospectively. The impact of adopting SFAS 141R will depend on the nature and terms of future acquisitions.

         NON-CONTROLLING INTERESTS IN CONSOLIDATED FINANCIAL STATEMENTS

         In December 2008, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements ("SFAS 160"), which changes the accounting and reporting standards for the noncontrolling interests in a subsidiary in consolidated financial statements. SFAS 160 recharacterizes minority interests as noncontrolling interests and requires noncontrolling interests to be classified as a component of shareholders' equity. SFAS 160 is effective April 1, 2009 for PPOL and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. We do not believe the adoption of SFAS 160 will have a material impact on our consolidated financial statements.

(2) GOING CONCERN

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has had recurring losses during two of the last three years, negative cash flows from operations of $2,138,263, $2,749,464 and $1,470,920 for the years ended March 31, 2009, 2008 and 2007, respectively, and, as of March 31, 2009 had a working capital deficit of $2,003,048 and an accumulated deficit of $17,956,195. The majority of income before income taxes in recent years is attributed to the release of deferred revenue and related costs that are being recognized as income and expense for financial accounting purposes. Deferred revenues and related costs are attributable to (1) shipments of our MOJICO machines in prior periods and (2) on-line service fee subscriptions and renewals. Shipments of our MOJICO machines have been negligible during the years ended March 31, 2009 and 2008.

         During the year ended March 31, 2007, the Company changed from a network marketing plan (Network) method to a direct marketing plan (Direct) method. Under the Network method and through the influence and guidance of Yoshihiro Aota, a member of our Board of Directors, the Company generated significant sales of its MOJICO machines. These sales generated significant cash and deferred revenues and costs for the Company. After changing to a direct sales method, however, the Company's sales of its MOJICO have effectively ceased. Further, Mr. Aota has become the chief executive officer of U-World Co., Ltd., a wholly owned subsidiary of K.K. Seagull, a direct competitor of the Company which utilizes a network marketing plan similar to the Company's previous marketing plan. U-World is a related party through Mr. Aota who is a member of the Board of Directors of both entities.

         Management has been able to adjust the Company's organizational structure to substantially reduce selling, general and administrative costs and the liquidation of deferred costs and deferred revenues will not consume or provide any cash.

         Further, as discussed in detail in Note 12,on February 16, 2008, the Board unanimously approved the divestiture and Spin-Off of its wholly owned operating subsidiary, AJOL, to the Company's shareholders. Following the Spin-Off, the Company will acquire the status of a public shell corporation with no operating business, and will seek merger, acquisition, or other business opportunities. As of the filing date of these consolidated financial statements, the Spin-Off was not completed. Accordingly, the consolidated financial statements do not treat AJOL as a discontinued operation.

         These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties should the Company be unable to continue as a going concern.

(3) OPERATING SEGMENTS:

         Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly evaluated by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. The Company evaluates performance based on several factors, of which the primary financial measure is income before income taxes.

 (4) CONCENTRATION OF CREDIT RISK:

         Financial instruments that potentially subject the Company to concentration of credit risk consist of trade receivables and cash and cash equivalents. The Company collects a significant portion of payments from the ultimate customers through intermediaries. Also, the company has accounts receivable from a related party, and the above receivables together comprised 100.0% and 83.2% of accounts receivable at March 31, 2009 and 2008, respectively. The Company maintains cash deposits with major Japanese and U.S. banks. The Company periodically assesses the financial conditions of the institutions and believes that the risk of any loss is minimal.

(5) PROPERTY AND EQUIPMENT AND SOFTWARE:

         Property and equipment consisted of the following:

                                                  YEAR ENDED MARCH 31:
                                             ----------------------------
                                                2009              2008
                                             -----------      -----------

          Leasehold improvements .......     $    15,233      $   135,051
          Office equipment .............          54,035        1,248,497
          Less: accumulated depreciation         (59,018)      (1,178,163)
                                             -----------      -----------
          Property & Equipment, net ....     $    10,250      $   205,385
                                             ===========      ===========

          Software .....................     $        --      $ 4,094,343
          Less: accumulated amortization              --       (2,077,360)
                                             -----------      -----------
          Software, net ................     $        --      $ 2,016,983
                                             ===========      ===========

         Depreciation and amortization of property and equipment and software totaled $23,868, $1,908,879, and $2,588,159 for the years ended March 31, 2009, 2008 and 2007, respectively.

(6) FINANCING ARRANGEMENTS:

         The Company had a $4,239,947 line of credit with a bank at March 31, 2008 which was never used and had expired on August 31, 2008 and was not renewed, thereafter.

(7) INCOME TAXES:

         PPOL files stand-alone tax returns in the US as it is not permitted to file consolidated tax returns with its Japanese subsidiary, AJOL. In Japan, AJOL files its own separate tax returns. Income taxes imposed by the national, prefecture and municipal governments of Japan resulted in a normal statutory tax rate of approximately 40.69%. The deferred tax assets expected to be reversed in or after the year ending March 31, 2007 are calculated at the new effective tax rate of 40.7%. PPOL, on a stand-alone basis, does not conduct revenue generating activities. Its primary source of income has been and will continue to be dividends from AJOL for the foreseeable future. Thus, PPOL on a stand-alone basis is not expected to have any taxable income unless it receives dividends from its operating subsidiaries. At March 31, 2009, PPOL had net operating loss carry forwards of approximately $4.8 million and $6.0 million for federal and California reporting purposes, respectively, expiring through March 31, 2025. PPOL has provided a 100% valuation allowance on such loss carryforwards as it is not likely that it can utilize such losses to offset income in the future.

                                                                                  INCOME TAXES
                                       INCOME BEFORE      ---------------------------------------------------------------
                                       INCOME TAXES            CURRENT               DEFERRED                TOTAL
                                   --------------------   ------------------    -------------------    ------------------
         2009
                   Japan           $         (1,096,456)  $            3,567    $           648,779    $          652,546
                   US                          (762,298)                 800                     --                   800
                                   --------------------   ------------------    -------------------    ------------------
                                   $         (1,858,754)  $            4,567    $           648,779    $          653,346
                                   ====================   ==================    ===================    ==================


         2008
                   Japan           $         (1,855,554)  $            4,335    $            50,257    $           54,592
                   US                          (714,663)                 800                     --                   800
                                   --------------------   ------------------    -------------------    ------------------
                                   $         (2,570,217)   $            5,135    $           50,257    $           55,392
                                   ====================   ==================    ===================    ==================

         2007
                   Japan           $          7,424,490   $            3,236    $        10,496,954    $       10,500,190
                   US                          (561,962)             205,349                     --               205,349
                                   --------------------   ------------------    -------------------    ------------------
                                   $          6,862,528   $          208,585    $        10,496,954    $       10,705,539
                                   ====================   ==================    ===================    ==================

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets are as follows:

                                                      YEAR ENDED        YEAR ENDED
                                                    MARCH 31, 2009   MARCH 31, 2008
                                                     ------------     ------------
          Deferred tax assets (liabilities):

             Deferred revenues ..................    $    941,000     $  1,452,130
             Deferred costs .....................                               --
             Excess of accrued bonus ............                            9,215
             Resort membership admission fees ...         149,000          295,464
             Accrued compensated absences .......           1,000            8,661
             Excess depreciation and amortization           2,000           13,536
             Inventory write-down ...............         689,000          972,713
             Net operating losses ...............       5,866,000        4,373,591
             Allowance for doubtful accounts ....         608,000          328,327
             Computer software ..................                          144,212
             Others .............................          44,000           35,159
                                                     ------------     ------------

             Net deferred tax assets - Japan ....       8,300,000        7,633,007
                                                     ------------     ------------

             Net operating losses ...............       2,587,974        1,732,331
                                                     ------------     ------------

             Net deferred tax assets - US .......       2,587,974        1,732,331
                                                     ------------     ------------
             Net deferred tax assets - combined .      10,887,974        9,365,338

             Valuation allowance ................     (10,887,974)      (9,365,338)
                                                     ------------     ------------

                 Total deferred tax assets ......    $         --               --
                                                     ============     ============

         Management believes that it is more likely than not that the deferred tax assets attributable to operations in Japan will not be realized through future earnings, tax planning or future reversals of existing temporary differences with the exception of certain nominal items. Accordingly, a valuation allowance is recorded for all Japanese deferred tax assets as it is considered more likely to not be realized as of March 31, 2009 and 2008.

         The increase in deferred tax assets from fiscal 2008 to 2009 in the United States is entirely from net operating losses of PPOL on a stand-alone basis in fiscal 2009. PPOL does not have any revenue sources other than through its subsidiary in Japan. As it is our intention to reinvest earnings for future growth, management is uncertain of the realization of the tax benefit associated with deferred tax assets attributable to net operating losses in the United States. Accordingly, there is a 100% valuation allowance for losses incurred in the United States at March 31, 2009 and 2008. The valuation allowance increased by $374,473 and $7,685,037 between March 31, 2009 to 2008, and March 31, 2008 and 2007, respectively. At March 31, 2009, PPOL's net operating loss carry forward was approximately $4.8 million in the U.S. expiring through 2028 and $17,660,870 in Japan, expiring through 2013.

 (8) RELATED PARTY TRANSACTIONS:


         ADVANCED COMMUNICATIONS

         During Fiscal 2009, 2008 and 2007, PPOL entered into the following transactions with Advanced Communications K.K.("AC"), a Japanese corporation that is 79.55% owned by Green Capital:


                                                2009            2008            2007
                                            ------------     -----------     -----------

         Inventory purchases ...........     $               $    83,151     $   124,387
         Information technology services     4,706,753         5,484,580       6,807,496
         Other transactions, net .......       (26,149)         (259,937)       (141,098)
                                             -----------     -----------     -----------
                                             $4,680,604      $ 5,307,794     $ 6,790,785
                                             ==========      ===========     ===========

         Information technology services in Fiscal 2006, includes $2,120,000 in research and development activities for the enhancement of our U-Phones' functional features.

         At March 31, 2009 and 2008, PPOL's net accounts payable to AC was $297,389, and $408,137, respectively.

         SEAGULL

         During Fiscal 2009, 2008 and 2007, PPOL entered into the following transactions with K.K. Seagull (Seagull), a Japanese corporation and shareholder of 926,956 shares the Company's common stock:

                                             2009          2008          2007
                                          ----------    ----------    ----------
         Sales promotion activities                     $       --    $   20,296
         Events planning and production                         --            --
         Other                            $    4,955         6,200            --
                                          ----------    ----------    ----------
                                          $             $    6,200    $   20,296
                                          ==========    ==========    ==========

         At March 31, 2009, and 2008, PPOL had no payables to Seagull.

         U-World

         PPOL made product sales of $269,985, $27,854 and $0 and had earned service revenues and expense reimbursements of $373,698, $1,120,203 and $1,584,318 from U-World and were billed $1,426,899, $2,041,397 and
         $1,351,194 for goods and services provided by them during the fiscal years ended March 31, 2009, 2008 and 2007, respectively. At March 31, 2009 and 2008, our net accounts receivable from U-World was $15,121,656, and ($10,316,767), respectively.

         In a continuing effort to restructure the business, on April 14, 2009 AJOL transferred the catalogue order business to U-World at cost. As the membership decreased, the Company was in a need to concentrate on areas that will bring positive returns.

         One of such business line that was losing money was the catalogue order business. It was losing money due to the relatively high fixed cost compared to the amount of business it was producing. The Company did not want to cease the business immediately, since such action will likely create immediate negative impression to the existing members.

         The Company was able to transfer the business with its inventory and personnel without incurring extra cost to U World. The Company was able to get rid of large overhead costs and a losing business, which was necessary to for the business to return to profitability.




         COMMON STOCK OFFERING:

         OTHER

         Tax services were performed by an accounting firm whose principal officer is the spouse of our Chief Financial Officer. The Company paid $7,750, $8,000, and $9,850 to Izumi & Co. for tax planning and compliance related matters in the fiscal years ended March 31, 2009, 2008, and 2007, respectively.

(9) STOCK OPTIONS:

         The Company established a stock option plan in March 2004 (the "2004 Plan"). In accordance with the 2004 Plan, the Company is authorized to issue incentive stock options and non-qualified stock options for up to 20,000 shares of the Company's post reverse stock split (see Note 10) common stock to employees, directors and consultants.

         There have been no stock option plan activities in the years ended March 31, 2009, 2008, and 2007.

         The following table summarizes information about the stock options outstanding and exercisable at March 31, 2009:

                               OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                ---------------------------------------------   -------------------
                                         AVERAGE    WEIGHTED               WEIGHTED
    YEAR        RANGE OF                REMAINING    AVERAGE                AVERAGE
   OPTIONS      EXERCISE               CONTRACTUAL  EXERCISE               EXERCISE
   GRANTED       PRICES      OPTIONS       LIFE       PRICE     OPTIONS      PRICE
------------    ---------    -------   -----------  ---------   -------    --------

2004..........   $ 400        12,200       6.00       $ 400      12,200     $ 400
2005..........     400           800       6.25         400         800       400
2006..........      --            --         --          --          --        --
2007..........      --            --         --          --          --        --
2008..........      --            --         --          --          --        --
2009..........      --            --         --          --          --        --
                              ------       ----       -----      ------     -----
Total                         13,000       6.02       $ 400      13,000     $ 400
                              ======       ====       =====      ======     =====

          As of March 31, 2009, there was no unrecognized compensation cost related to stock options outstanding. We recognize expense on stock options using a graded vesting method, which recognizes the associated expense based on the timing of option vesting dates.

 (10) REVERSE STOCK SPLIT:

         As announced on March 30, 2007, the Board, on February 16, 2007, unanimously voted to authorize a one (1) for one hundred (100) reverse stock split (the "Reverse Split") of the Company's issued and outstanding shares of common stock, and the payment of cash in lieu of fractionalized shares otherwise issuable in connection with the Reverse Split. The Reverse Split provided shareholders owning less than one hundred (100) shares of common stock of the Company (the "Odd-Lot Holders") the benefit of liquidating their relatively small odd-lot holdings for market value without brokers' commissions. This is particularly beneficial to the Odd-Lot Holders given the limited market for and trading in the Company's common stock. The Odd-Lot Holders own less than one percent (1%) of the Company's outstanding common stock. The Reverse Split will allow the Company to purchase and acquire the common stock of approximately 1,088 holders of record of the Company, all of whom reside in the United States and each of whom owns less than one hundred (100) shares of common stock in the Company. The Reverse Split will also save the Company administrative and related costs of sending proxy statements, annual reports, quarterly reports and other communications to the Company's affected shareholders. The Company also believes that the Reverse Split will facilitate and allow for the benefits of the Spin-Off discussed below. The Reverse Split was effective on April 23, 2007. The consolidated financial statements of the Company reflect the effect of the reverse stock split retroactively.

(11) SPIN-OFF OF AJOL

         On February 16, 2007, the Board of Directors unanimously approved a transaction involving the separation of the Company's wholly-owned subsidiary, AJOL, by authorizing the issuance of shares of common stock of AJOL owned by the Company to the stockholders of the Company in proportion to each stockholder's percentage ownership in the Company (the "Spin-Off"). In authorizing the foregoing, the Board considered that the Company's business is operated exclusively in Japan through AJOL, and that there is relatively little or no interest in the Company and its common stock and AJOL in the United States. The Board also considered that a majority of the Company's shareholders reside in Japan. The Board also believes that shareholders of the Company could maximize the value of their shares in the Company by directly holding shares in AJOL, in addition to continuing holding shares in the Company. The Board also considered that AJOL would be in a position to seek and obtain private issuer status in the United States following the Spin-Off, thereby allowing AJOL to seek suspension of any reporting obligations to the Commission which it would following the Spin-Off. The Board also concluded that the Spin-Off will allow AJOL to more effectively and efficiently focus on its business in Japan. Based on the foregoing, the Board authorized the transaction whereby the Company will seek divestiture of and Spin-Off AJOL to the stockholders of the Company, pro rata. Following the Spin-Off, the stockholders of the Company will continue to own the same number of shares in the Company that they held pre Spin-Off, and will in addition own AJOL shares in proportion to their percentage ownership in the Company. Following the Spin-Off, the Company will acquire the status of a public shell corporation with no operating business, and will seek merger, acquisition or other business opportunities. The effective date of the Spin-Off and the record date for stockholders to be eligible to receive AJOL shares in the Spin-Off will be determined by the Board, as appropriate, and will be subject to the filing and effectiveness of a registration statement with the SEC, registering the AJOL shares. The Board can provide no assurance that a public market or any market for the AJOL shares or the Company's shares, either in Japan or the United States, will develop or exist or at what price following the Spin-Off.

         At March 31, 2009, and through the filing of this Form 10-K, the Spin-Off was not completed. The financial information included herein does not treat AJOL as a discontinued operation as of March 31, 2009 as AJOL will be treated as the spinnor and surviving entity for accounting purposes even though PPOL will be the spinnor and surviving entity for legal purposes. Additionally the current shareholders of PPOL will continue to be shareholders of AJOL after the Spin-Off, we believe the treatment of AJOL as a continuing operation to be the most appropriate accounting recognition under the given circumstances. It will also provide the reader with more comparable year to year performance information.

         Condensed stand alone balance sheets for PPOL as of March 31, 2009 and 2008 follows:

                                                    2009          2008
                                                 -----------   -----------

         Current assets                          $   120,882   $    68,465
         Investment in AJOL                          253,392       253,392
         Other assets                                  4,409         4,409
                                                 -----------   -----------

              Total assets                       $   378,683   $   326,266
                                                 ===========   ===========

         Current liabilities                     $    68,425   $    61,642
         Notes payable to AJOL                     1,614,455       805,722
                                                 -----------   -----------
              Total liabilities                    1,682,880       867,364

         Capital stock and
           additional-paid-in-capital             14,507,072    14,507,072
         Accumulated other comprehensive income    2,344,055     2,344,055
         Accumulated deficit                     (18,155,324)  (17,392,225)
                                                 -----------   -----------

              Total shareholders' equity          (1,304,197)    (541,098)
                                                 -----------   -----------

              Total liabilities and
                shareholders' equity             $   378,683  $   326,266
                                                 ===========   ===========

         Condensed stand alone statements of operations for PPOL for the years ended March 31, 2009, 2008 and 2007 follows:

                                                    2009          2008          2007
                                                 -----------   -----------   -----------

         Service fee income from AJOL            $      --     $      --     $  309,171
         Debt forgiveness by AJOL                       --            --             --
         General and administrative expenses        (701,982)     (589,133)    (892,521)
         Other income (expense), net                 (60,316)     (125,530)      20,567
         Income tax expense                             (800)         (800)    (205,349)
                                                 -----------   -----------   -----------

              Net income (loss)                  $  (763,098)   $ (715,463)  $ (768,132)
                                                 ===========   ===========   ===========


(12) CERTIFICATELESS/ELECTRONIC BOOK ENTRY OWNERSHIP

         On February 16, 2007, the Board unanimously voted to authorize an amendment to the Company's By-laws to provide for certificateless/electronic book entry ownership of stock in the Company, such that the Company will not issue stock certificates to evidence the ownership thereof, but that information sufficient to identify ownership in the Company will be entered in electronic form in the books of the Company maintained by its transfer agent. The Company will adopt a system of issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates. The conversion to certificateless ownership will be facilitated by the Company's stock transfer agent. The Company is currently in the process of collecting the physical certificates from shareholders to convert them to electronic book entry.

(14) COMMITMENTS AND CONTINGENCIES:

         COMMITMENTS

         PPOL leases certain operating facilities and equipment under noncancelable operating leases expiring at various dates through 2009. Rent expense for fiscal years ended March 31, 2009, 2008, and 2007 were approximately $11,800, $49,203, and $337,612, respectively. Additionally, the Company has various professional consulting service contracts in effect which collectively require payments in the future.

         At March 31, 2009 minimum non-cancelable payments to be made in the future are as follows:

                     YEAR ENDING              OPERATING            CONSULTING
                      MARCH 31,                 LEASES              SERVICES
              -----------------------    -------------------    ----------------

                     2009                    $    27,178         $   446,809
                     Thereafter                       --                  --

         CONTINGENCIES

         On October 17, 2005, PPOL's ultimate majority shareholder, Green Capital, filed an action against Capital Aid, Inc., a Japan corporation, and Messrs. Hiroshi Shibakawa, Kenji Nakamura, Yoshiyuki Okamura, Yoshiteru Sazanami, Hiroshi Matsuo, Tokuji Koga and Chizuko Koga (the "Ide Group"), in Tokyo District Court (case no. (wa) 2005-20878) to recover PPOL common share stock certificates (the "PPOL Certificates") registered in the name of Foster Strategic Investment Partnership ("FSIP"), and beneficially owned by Green Capital. The Ide Group maintains physical possession of the PPOL Certificates. Green Capital has alleged in its lawsuit that 1) the Ide Group purchased the PPOL Certificates from a person who was not the owner therefore (or has any right or interest therein); and 2) did not constitute a bona fide purchaser thereof, as such is provided under the Article 131-2 of the Commercial Code of Japan, Green Capital is entitled to the remedy of repossession of the PPOL Certificates at issue ("Repossession Lawsuit"). The Ide Group, in turn, has countersued Green Capital, Green Capital's then-CEO, PPOL, PPOL's and AJOL's directors, PPOL's operating subsidiary, AJOL, and Nobuo Takada, a former director and CEO of PPOL, for $9.2 million (1.056 billion yen) plus interest ("Countersuit"). In its Countersuit, the Ide Group alleges Takada had tricked them into buying the PPOL Certificates and borrowing money from them, using the PPOL Certificates as collateral. The Ide Group alleged in its Countersuit that each named counter-defendant conspired with Takada in a series of alleged unlawful and improper transactions resulting in the Ide Group's purchase of the PPOL Certificates and loan to Takada. At the time of the alleged series of transactions, Takada was neither a director nor officer of PPOL or AJOL. Green Capital has also contacted the Tokyo Metropolitan Police Department and has filed a criminal complaint against Nobuo Takada for alleged embezzlement of the PPOL Certificates registered in the name of FSIP and beneficially owned by Green Capital. Green Capital, Green Capital's then-CEO, PPOL, PPOL's and AJOL'S directors, and PPOL's operating subsidiary, AJOL have all denied knowledge of any of the alleged transactions and any improper conduct associated with such alleged transactions. On February 18, 2009, the Tokyo District Court held in its decision in the Countersuit that Takada pay to the Ide Group 956 million yen in damages plus interest. The Court dismissed the Countersuit as to the remaining parties and thereafter, with no appeal by the Ide Group, the decision has been confirmed. On the same day, the Court dismissed the Repossession Lawsuit, however, as the result of an appeal of the dismissal, the Repossession Lawsuit it still pending. Based, in part, on the advice of counsel, management believes the ultimate resolution of this litigation will not have a material impact on the financial position, results of operations or cash flows of the Company.

          The company has received a letter from Japanese counsel, Shimon Takagi of the law firm of White & Case, Tokyo, Japan, dated April 21, 2009. Counsel's letter points out that if the KFB or other governmental agency in Japan determines that the Company must comply with registration and reporting obligations in Japan, the Company's failure to do so could result in criminal sanctions. Pending further advice from the Kanto Regional Financial Bureau ("KFB") in Japan, the Company has elected at this time not to proceed with any reporting obligations it may have in Japan.

          In accordance with SFAS No. 5, "Accounting for Contingencies," PPOL reserves for a legal liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. At least quarterly PPOL reviews and adjusts these reserves to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. The ultimate outcome of such matters cannot presently be determined or estimated. PPOL's management believes that PPOL has sufficiently reserved for legal matters and that the ultimate resolution of pending matters will not have a material adverse impact on PPOL's consolidated financial position, operating results or cash flows. However, the results of legal proceedings cannot be predicted with certainty. Should PPOL fail to prevail in current legal matters or should one or more of these legal matters be resolved against PPOL, PPOL could be required to pay substantial monetary damages and, its financial position, operating results and cash flows could be materially adversely affected.


(15) SUBSEQUENT EVENTS

      CATALOG ORDER BUSINESS

      In a continuing effort to restructure the business, on April 14, 2008 AJOL transferred the catalogue order business to U-World at cost. As the membership decreased, the Company was in a need to concentrate on areas that will bring positive returns. One of such business line that was losing money was the catalogue order business. It was losing money due to the relatively high fixed cost compared to the amount of business it was producing. The Company did not want to cease the business immediately, since such action will likely create immediate negative impression to the existing members. The Company was able to transfer the business with its inventory and personnel without incurring extra cost to U World. The Company was able to get rid of large overhead costs and a losing business, which the management believes was necessary for the business to return to profitability.

      In an effort to strengthen the cooperative ties with U World, Mr. Masao
       Yamamoto, who is currently an officer of PPOL and director of AJOL was appointed as a director of U World in June 2008. Mr. Masao Yamamoto has subsequently resigned from the office of director of U World on March 23, 2009.

      POTENTIAL SECURITIES REGISTRATION REQUIREMENT IN JAPAN

      As aforementioned in "Contingency," the company has received a letter from Japanese counsel, Shimon Takagi of the law firm of White & Case, Tokyo, Japan, dated April 21, 2009.
      Counsel's letter points out that if the KFB or other governmental agency in Japan determines that the Company must comply with registration and reporting obligations in Japan, the Company's failure to do so could result in criminal sanctions. Pending further advice from the Kanto Regional Financial Bureau in Japan, the Company has elected at this time not to proceed with any reporting obligations it may have in Japan.

      RESIGNATION AND APPOINTMENT OF NEW OFFICERS

       Effective March 31, 2009, Richard Izumi resigned as the chief financial officer ("CFO") and secretary, and as a member of the board of directors, of PPOL, Inc. (the "Company"). Mr. Izumi stated that he elected to resign the aforementioned positions after he determined that he was not receiving expected cooperation from the Company in connection with his internal investigation of related party transactions, and in furtherance of his concern with respect to the Company's compliance with disclosure requirements in Japan. Effective April 1, 2009, the sole remaining director of the Company, Masao Yamamoto, appointed Mitsuhisa Ogata and Manabu Nakamura to serve as members of the board of the Company to fill the vacancies created by the resignations of Messrs. Izumi and Aota. Mr. Yamamoto also determined to serve as the Company's chief financial officer and secretary to fill the vacancies in such offices created by the resignation of Mr. Izumi.


                                       SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                      FOR THE YEARS ENDED MARCH 31, 2009, 2008 AND 2007


                                  BEGINNING          ADDITIONS            NON-CASH                               ENDING
                                   BALANCE           CHARGED TO         (REDUCTIONS)                            BALANCE
       DESCRIPTION                 ACCRUAL             INCOME           OR ADDITIONS         REVERSAL           ACCRUAL
---------------------------    ----------------    ---------------    -----------------   ---------------    ---------------

Provision for doubtful
   receivable
       2009............                    (0)                 --                   --               --                 (0)
       2008............                    (0)                 --                   --               --                 (0)
       2007............                    (0)                 --                   --               --                 (0)

Provision for inventory
   obsolescence
       2009............            $1,894,724                  --                   --     $ (1,894,724)                --
       2008............            $2,934,452                  --                   --     $ (1,039,728)      $  1,894,724
       2007............            $1,409,906          $1,707,494           $   29,961     $   (212,909)      $  2,934,452



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